Exhibit 17.1

Board of Directors
Great Expectations & Associates Inc.
P.O. Box 440842
Aurora, CO 80044

November 12, 2004

Please be advised that I hereby resign as President and as a member of the Board of Directors of the Corporation effective immediately.

Very truly yours,

/s/Fred Mahlke
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Fred Mahlke